Exhibit 21.1
XILINX, INC.
SUBSIDIARIES OF REGISTRANT

NAME	PLACE OF INCORPORATION OR ORGANIZATION
Xilinx Benelux B.V.B.A.	Belgium

Xilinx Development Corporation	California, U.S.A.

Auviz Systems Inc	California, U.S.A.

Xilinx Canada Co.	Canada

Xilinx Holding Six Limited	Cayman Islands

Xilinx Holding Three Ltd.	Cayman Islands

Xilinx Technology Beijing Limited	China

Xilinx Technology Shanghai Limited	China

Midgard Acquisition LLC	Delaware, U.S.A.

Xilinx SARL	France

Xilinx GmbH	Germany

Xilinx Hong Kong Limited	Hong Kong SAR, China

Auviz Systems India Private Limited	India

Xilinx India Technology Services Private Limited	India

Xilinx Finance Ireland Limited	Ireland

Xilinx Ireland Unlimited Company	Ireland

Xilinx Israel Limited	Israel

Xilinx K.K.	Japan

Xilinx Holding Two Limited	Luxembourg

Xilinx NL B.V.	Netherlands

Xilinx Asia Pacific Pte. Ltd.	Singapore

Xilinx Sales International Pte. Ltd.	Singapore

Xilinx Singapore Holding Pte. Ltd.	Singapore

Xilinx AB	Sweden

MemoBit Technologies AB	Sweden

Xilinx Limited	United Kingdom

Xilinx NI Limited	United Kingdom